SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 11)(1)


                      Fair, Isaac and Company, Incorporated
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   303250 10 4
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                                 (CUSIP Number)

                                February 11, 1999
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             (Date of Event Which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]  Rule 13d-1(b)
         [ ]  Rule 13d-(c)
         [X]  Rule 13d-1(d)


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         1 The  remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP No. .......................................................... 303250 10 4

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(1)  Names of Reporting Persons or I.R.S.  Identification  Nos. of Above Persons
     (entities only)

                               Inger Johanne Fair
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(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) .......................................................................
     (b) .......................................................................

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(3)  SEC Use Only ..............................................................

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(4)  Citizenship or Place of Organization ............. United States of America

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Number of                                (5) Sole Voting Power
Shares Beneficially                          .........................    56,830
Owned by Each Reporting                  ---------------------------------------
Person With:                             (6) Shared Voting Power
                                             ......................... 1,486,800
                                         ---------------------------------------
                                         (7) Sole Dispositive Power
                                             .........................    56,830
                                         ---------------------------------------
                                         (8) Shared Dispositive Power
                                             ......................... 1,486,800

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(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     ................................................................. 1,543,630

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(10) Check if the Aggregate Amount in Row 9 Excludes Certain Shares
     (See Instructions) ..........................................

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(11) Percent of Class Represented by Amount in Row 9 ..................... 11%

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                               Page 2 of 5 Pages

(12) Type of Reporting Person (See Instructions) .......................... IN

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Item 1 (a)  Name of Issuer:

              Fair, Isaac and Company, Incorporated

Item 1 (b)  Address of Issuer's Principal Executive Offices:

              120 North Redwood Drive
              San Rafael, CA  94903-1996

Item 2 (a)  Name of Person Filing:

              Inger Johanne Fair

Item 2 (b) Address of Principal Business Office or, if none, Residence:

              120 North Redwood Drive
              San Rafael, CA  94903-1996

Item 2 (c)  Citizenship:

              United States of America

Item 2 (d)  Title of Class of Securities:

              Common Stock

Item 2 (e)  CUSIP Number:

              303250 10 4

Item 3. If this statement is filed pursuant to Section 240.13d-1(b), or 240.13d-2(b), or (c), check whether the person filing is a:

              (a)  [ ] Broker or dealer registered under Section 15 of the Act.

              (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

              (c)  [ ] Insurance  company as defined in Section  3(a)(19) of the
                       Act.

              (d)  [ ] Investment  company  registered  under  section  8 of the
                       Investment Company Act.

              (e)  [ ] An  investment   adviser  in   accordance   with  Section
                       240.13d-1(b)(1)(ii)(E);

                               Page 3 of 5 Pages

              (f) [ ] An employee benefit plan, or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

              (g) [ ] A parent holding company or control person, in accordance with Section 240.13d-1(b)(1)(ii)(G);

              (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

              (i) [ ]  A church plan that is excluded from the  definition of an
                       investment   company  under   Section   3(c)(14)  of  the
                       Investment Company Act;

              (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

              If this statement is filed pursuant to Section 240.13d-1 (c), check this box. [ ]

Item 4.  Ownership

              (a) Amount Beneficially Owned:

                          1,543,630

              (b) Percent of Class:

                          11%

              (c) Number of shares as to which such person has:

                      (i) Sole power to vote or to direct the
                          vote .......................................    56,830

                     (ii) Shared power to vote or to direct the
                          vote ....................................... 1,486,800

                    (iii) Sole power to dispose or to direct the
                          disposition of .............................    56,830

                     (iv) Shared power to dispose or to direct the
                          disposition of ............................. 1,486,800

Item 5.  Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                               Page 4 of 5 Pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

          Inapplicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Inapplicable.


Item 8.  Identification and Classification of Members of the Group

          Inapplicable.


Item 9.  Notice of Dissolution of Group

          Inapplicable.


Item 10. Certification

          Inapplicable.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement on Schedule 13G is true, complete and correct.

         Dated: January 31, 1999


                                                  /s/  Inger Johanne Fair
                                                  ------------------------------
                                                       Inger Johanne Fair

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